UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



Date of Report ( Date of earliest event reported )        July 23, 1996.

                               Sklar Corporation
            ( Exact name of registrant as specified in its charter )

      Pennsylvania                   1-6107                     44-0625447
(State or other jurisdiction      (Commission                 (IRS Employer
   of incorporation)              File Number)              Identification No.)

            889 South Matlack Street, West Chester, PA    19382
         (Address of principal executive offices )     ( Zip Code )

Registrant's telephone number, including area code     610-430-3200


         ( Former name or former address, if changed since last report )

Item 5.

The following press release was issued by Sklar Corporation on July 23, 1996 as a result of developments affecting a business interest acquired by Sklar Corporation on June 1, 1996.

To:       All Sklar/SMS (Surgical Marketing Specialists, Inc.) Customers
FROM:     Don Taylor, President
RE:       Discontinuance of G-P Line

Sklar has been notified by the attorneys for the former owners of the "old" SMS company of a government inquiry into the G-P surgical instrument product line. As a result of this notification Sklar has requested the assurances of the marketability of the entire G-P inventory from the former SMS owners. To date, satisfactory answers to these and other questions asked by Sklar and our attorneys have not been received.

In view of the ongoing Government inquiry and pending adequate assurances Sklar is voluntarily and permanently discontinuing the entire G-P line of instruments. I have taken this action to protect the best interest of Sklar, its valued Distributors and their customers. Sklar has canceled all of your open G-P orders. Please adjust your records accordingly.

Although the effective date of the purchase of SMS by Sklar was June 1, 1996, in order to protect Sklar's 105 year reputation for quality, you may return to Sklar for full credit any G-P merchandise purchased from Sklar or SMS regardless of purchase date.

These actions in no way effect the other lines of Sklar or SMS products. We apologize for any inconvenience that this may cause. If you have any questions, please contact our customer service manager, Diana Vessels at 1-800-221-2166, Mike Malinowski, Executive Vice President at 1-610-430-3200, or Don Taylor, President at 1-610-430-3200.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            SKLAR CORPORATION
                                            (Registrant)

Dated: August 5, 1996                          By:     /s/ Don Taylor
       -----------------                               -------------------------
                                                       President and Director

Dated: August 5, 1996                          By:     /s/ Charles A.W. Wilson
       -----------------                               -------------------------
                                                       Chief Financial Officer